UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2017

BINGHAM CANYON CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-31549	90-0578516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10457 W. 84th Terrace Lenexa, Kansas	66214
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 353-4560

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2017, the Registrant’s board of directors unanimously approved the terms and conditions of the Agreement, as amended, between the Registrant and Annihilyzer, Inc.

Pursuant to the terms of the Agreement, as amended, the Registrant agreed to issue 2,250,000 shares of common stock to Annihilyzer in exchange for certain Annihilyzer intellectual property. In addition, the Registrant’s wholly-owned operating subsidiary, Paradigm Convergence Technologies, Inc. (“Paradigm”), granted Annihilyzer a three-year license and sub-registration under Paradigm’s EPA Product Registration #82341-4.

The Annihilyzer® IP includes a system for the production, delivery and total inventory and activity tracking, reporting, and management of Hydrolyte® applications in hospitals, nursing homes, health care facilities, resorts and hotels, schools, correctional and other facilities.

The foregoing description of the Annihilyzer Agreement, as amended, does not purport to be complete and is qualified in its entirety by reference to the Agreement and amendment, copies of which are attached to this report as Exhibits 10.1 and 10.2, respectively.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 20, 2017, the Registrant completed the acquisition of the Annihilyzer technology as referenced in Item 1.01 above.

Item 3.02 Sale of Unregistered Securities.

On April 20, 2017, pursuant to the terms of the Annihilyzer Agreement referenced in Item 1.01 above, the Registrant authorized the issuance of 2,250,000 restricted shares of common stock to Annihilyzer, Inc. As of the date of this report, the shares have not been issued.

The above-described issuance was exempt from registration pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to the transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

10.1	Agreement with Annihilyzer, Inc. dated November 29, 2016
10.2	Amendment to Agreement with Annihilizer, Inc. dated April 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bingham Canyon Corporation

By: /s/ Gary J. Grieco

     Gary J. Grieco, President

Date: April 20, 2017